Exhibit 10.3

PERFORMANCE SHARE UNIT AWARD CERTIFICATE

Non-transferable

GRANT TO

(“Grantee”)

by CommScope Holding Company, Inc. (the “Company”) of

________ performance share units convertible, on a one-for-one basis, into shares of Stock (the “Units”).

[For Inducement Award: The Units are granted as an employment inducement award pursuant to Nasdaq Listing Rule 5635(c)(4), and are not issued under a stockholder-approved incentive plan. Notwithstanding the forgoing, the Units shall be subject to the terms and conditions of the CommScope Holding Company, Inc. 2019 Long-Term Incentive Plan (the “Plan”) as if the Units had been granted under the Plan, and the terms and conditions of the Plan are hereby incorporated into this Award Certificate. The Units are also subject to the terms and conditions set forth on the following pages (the “Terms and Conditions”). By accepting the Units, Grantee shall be deemed to have agreed to the Terms and Conditions and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.]

[For Non-Inducement Award: The Units are granted pursuant to and subject to the provisions of the CommScope Holding Company, Inc. 2019 Long-Term Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”). By accepting the Units, Grantee shall be deemed to have agreed to the Terms and Conditions and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.]

Grantee will have the right to earn between 0% and 100% of the Units based on both (i) the Company’s achievement of performance goals relating to stock price during the period starting on the Grant Date and ending on the fourth anniversary of the Grant Date (the “Performance Period”), and (ii) Grantee’s satisfaction of corresponding service conditions, as set forth on Appendix A. Unless vesting is accelerated as provided in Section 2 of the Terms and Conditions, each Unit shall vest (and become non-forfeitable) on the later of (i) the date that the Company satisfies the applicable performance condition and (ii) the date that Grantee satisfies the applicable service condition, subject in each case to Grantee’s Continuous Service on such vesting date.

IN WITNESS WHEREOF, CommScope Holding Company, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be duly executed.

COMMSCOPE HOLDING COMPANY, INC.

By:
Its:

Grant Date:

TERMS AND CONDITIONS

1. Vesting Conditions and Vesting Date. Subject to Section 2, the vesting of each Unit requires the satisfaction of both of two conditions prior to the end of the Performance Period: a Performance Condition and a Service Condition. The “Performance Condition” is satisfied if and when the average closing price per share of Stock during any consecutive 60-day trading period on The Nasdaq Stock Market (the “Average Trading Price”) equals or exceeds a specified target closing price per share of Stock as set forth on Appendix A (each a “Target Price”) prior to the end of the Performance Period. The “Service Condition” is satisfied upon Grantee’s completion of the required period of Continuous Service from the Grant Date that corresponds to the related Target Price as set forth on Appendix A. A percentage of Units will vest and become non-forfeitable as set forth on Appendix A on the date on which both the Performance Condition and the applicable Service Condition have been satisfied (the “Vesting Date”). To the extent an applicable Performance Condition and the Service Condition related thereto have not been satisfied prior to the end of the Performance Period, Grantee shall forfeit all right, title and interest in and to the percentage of Units set forth opposite such conditions as of the end of the Performance Period, and such unvested Units will be reconveyed to the Company without further consideration or any act or action by Grantee.

2. Change in Control; Termination of Continuous Service. Upon the occurrence of a Change in Control during the Performance Period, the Average Trading Price relating to any outstanding and unvested Units shall be deemed to be equal to the fair market value per share of the Stock as of the consummation of the Change in Control (which, in the event the shares of Stock are sold or otherwise acquired in exchange for cash or property, shall equal the fair market value of such cash or property received) (the “Change in Control Price”). To the extent that the Company fails to satisfy all of the Performance Conditions in such event (i.e., if the Change in Control Price is less than one or more of the Target Prices), Grantee shall forfeit all right, title and interest in and to the unvested Units related thereto immediately prior to the Change in Control, and such unvested Units will be reconveyed to the Company without further consideration or any act or action by Grantee. Any outstanding and unvested Units for which the Performance Condition was satisfied prior to or in connection with a Change in Control in accordance with this Section 2, but that only the Service Condition related thereto remains unsatisfied (the “Remaining Time-Based Units”), shall be treated as follows:

(a)

If the Remaining Time-Based Units are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control, then the Remaining Time-Based Units shall vest in full immediately prior to the Change in Control; and

(b)

If the Remaining Time-Based Units are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control, then the Remaining Time-Based Units will remain outstanding and eligible to vest upon the earlier of:

(i) Grantee’s satisfaction of the applicable Service Conditions relating to the Remaining Time-Based Units, subject to Grantee’s Continuous Service with the surviving entity, with vesting occurring at the time and in the amounts provided in Appendix A; and

(ii) if Grantee’s Continuous Service is terminated by the Company without Cause, by Grantee for Good Reason, within two years after the effective date of the Change in Control and prior to the end of the Performance Period, or due to death or Disability occurring prior to the end of the Performance Period, then the Remaining Time-Based Units will vest in full on the date of such termination.

If Grantee’s Continuous Service terminates prior to a Vesting Date for any reason other than as described in clause (ii) above, Grantee shall forfeit all right, title and interest in and to the then unvested Units as of the date of such termination and the unvested Units will be reconveyed to the Company without further consideration or any act or action by Grantee.

3. Conversion to Stock. The percentage of Units set forth on Appendix A that vest upon an applicable Vesting Date will be converted to shares of Stock. The shares of Stock will be registered in the name of Grantee as of the Vesting Date, and certificates for the shares of Stock (or, at the option of the Company, statements of book entry notation of the shares of Stock in the name of Grantee in lieu thereof) shall be delivered to Grantee or Grantee’s designee upon request of Grantee as soon as practicable after such Vesting Date.

4. Dividend Rights. If any dividends or other distributions are paid with respect to the Stock while the Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Stock then underlying the Units shall be credited to a bookkeeping account and held (without interest) by the Company for the account of Grantee. Such amounts shall be subject to the same vesting and forfeiture provisions as the Units to which they relate. Accrued dividends held pursuant to the foregoing provision shall be paid by the Company to Grantee on the applicable Vesting Date.

5. Voting Rights. Grantee shall not have voting rights with respect to the Units. Upon conversion of the Units into shares of Stock, Grantee will obtain full voting rights and other rights as a stockholder of the Company.

6. Restrictions on Transfer and Pledge. No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate. The Units are not assignable or transferable by Grantee other than to a beneficiary or by will or the laws of descent and distribution.

7. Restrictions on Issuance of Shares. If at any time the Committee shall determine, in its discretion, that registration, listing or qualification of the Shares underlying the Units upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Units, the Units will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

8. No Right of Continued Service. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue to provide services to, the Company or any Affiliate.

9. Payment of Taxes. The Company or any employer Affiliate has the authority and the right to deduct or withhold, from Grantee’s paycheck or otherwise, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising in connection with the Units. The withholding requirement may be satisfied, in whole or in part, by withholding from the settlement of the Units Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes, all in accordance with such procedures as the Committee approves.

10. Stockholders Agreement; Registration Rights Agreement. As a condition to the issuance of Shares of Stock hereunder, Grantee agrees that such Shares shall be subject to all of the terms, conditions and restrictions contained in any Stockholders Agreement by and among the Company and the Company’s stockholders and in any Registration Rights Agreement by and among the Company and the Company’s stockholders and that Grantee will become a party to and subject to such Stockholders Agreement and such Registration Rights Agreement.

11. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate, and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.

12. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

13. Severability. If any one or more of the provisions contained in this Award Certificate are invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

14. Notice. Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to CommScope Holding Company, Inc., 1100 CommScope Place, SE, Hickory, North Carolina 28602, Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

15. Compensation Recoupment Policy. The Units and any Stock issued thereunder shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type.

16. Sell to Cover Policy. By accepting the Units, (i) Grantee agrees that he or she shall be subject to, and consents to the application of, any policy adopted by the Company that requires Grantee to sell Shares to satisfy his or her federal, state, and local tax withholding obligations (including Grantee’s FICA obligation) that arise with respect to this Award (a “sell to cover” policy), and (ii) in connection with any such “sell to cover” policy, Grantee hereby authorizes the plan administrator or other entity designated by the Company in its sole discretion to sell a number of Shares issued in connection with the vesting of the Units, which the Company determines, in its sole discretion, is sufficient to generate an amount to satisfy such tax withholding obligations, and to pay such amounts to the Company.

APPENDIX A

PERFORMANCE AND SERVICE CONDITIONS

(TSR)

The Company will be determined to satisfy the Target Price set forth in the table below during the Performance Period if the Average Trading Price of the Stock equals or exceeds the applicable Target Price. The Grantee will be determined to satisfy the Service Condition set forth in the table below opposite the Target Price if Grantee remains in Continuous Service for the period of time set forth below opposite such Target Price following the Grant Date. The percentage of Units set forth opposite a Target Price and the Service Condition related thereto shall vest if and only if both the Performance Condition and the Service Condition relating thereto have been achieved and satisfied.

The Performance Condition relating to a given Target Price is satisfied as soon as the Average Trading Price equals or exceeds the Target Price. The Average Trading Price is not required to be continuously satisfied through the Vesting Date.

Target Price	Service Condition (Continuous Service Following Grant Date	Percentage of Units Vested
$15	1 Year	10%
$20	1.5 Years	20%
$25	2 Years	20%
$30	2.5 Years	20%
$35	3 Years	20%
$40	4 Years	10%

The Target Prices and the related Service Conditions are “cliff” requirements, and Units will not be earned based upon achievement of Average Trading Prices between the various Target Prices or Continuous Service between the Service Condition periods.

For illustrative purposes, in the event Grantee remains in Continuous Service for 4 Years and the Target Price of $30 is satisfied on December 31 of Year 2 (but no greater Target Price is satisfied during the Performance Period), then Grantee became vested in 50% of the Units on December 31 of Year 2 and another 20% of the Units at the end of 2.5 Years. The remaining 30% of the Units shall be forfeited.